Exhibit 99

UTC REPORTS FOURTH QUARTER AND FULL YEAR EPS OF $1.23 AND $4.90, UP 14

PERCENT AND 15 PERCENT, RESPECTIVELY; AFFIRMS 2009 EPS OUTLOOK

HARTFORD, Conn., Jan. 21, 2009 – United Technologies Corp. (NYSE:UTX) today reported fourth quarter 2008 earnings per share of $1.23 and net income of $1.1 billion, up 14 percent and 8 percent, respectively. Consolidated revenues for the quarter at $14.5 billion were lower than last year by 1 percent, with 3 points of organic growth more than offset by 5 points of adverse foreign exchange translation. Cash flow from operations was $2.0 billion and, after capital expenditures of $406 million, substantially exceeded fourth quarter net income.

Results for the current quarter include a $0.06 per share net benefit from one time gains in excess of restructuring costs. In 2007, restructuring and other costs exceeded one time gains for a net impact of $0.04 per share. Excluding restructuring and other costs and one time gains, earnings per share grew 4 percent year over year. The negative impact of foreign exchange translation and Pratt & Whitney Canada’s currency hedging was $0.06 on earnings per share for the quarter.

Full year earnings per share of $4.90 and net income of $4.7 billion increased 15 and 11 percent, respectively, from 2007 results. Revenues increased 7 percent to $58.7 billion, including 5 points of organic growth, 1 point foreign exchange, and 1 point net acquisitions. Full year cash flow from operations was $6.2 billion and capital expenditures were $1.2 billion.

“UTC had a solid close to 2008 in spite of deteriorating end markets and currency headwinds. Solid margin expansion at the aerospace units and at UTC Fire & Security offset the impact of a sharp decline at Carrier,” said UTC President and Chief Executive Officer Louis Chênevert. “Balance works at UTC. While Carrier saw organic revenue decline 7 percent in the quarter, all other units reported organic growth with Sikorsky at an exceptional 25 percent.”

New equipment orders at Otis declined 14 percent in the quarter, including 6 points from the stronger dollar. On a similar basis, Carrier’s Commercial HVAC new equipment orders were down 7 percent (foreign exchange 3 points). Commercial aerospace spares orders in the quarter were just below sales at Pratt & Whitney and just above sales at Hamilton Sundstrand.

“We saw the impact of difficult economic conditions on our order rates and expect tough compares during the first half of 2009,” Chênevert added. “We aggressively continue to reduce our costs and restructure our businesses in line with new market conditions. In the fourth quarter, restructure costs were $136 million and reached $357 million for the full year. We also expect to accelerate 2009 restructuring and launch approximately $150 million of actions in the first quarter.

“We remain confident that UTC’s strong global franchises and experienced management team will continue to outperform even in this environment,” Chênevert continued. “Accordingly, UTC confirms its prior expectation for 2009 earnings per share of $4.65 to $5.15, a range of plus or minus 5 percent, excluding the impact of any acquisition related costs resulting from the adoption of SFAS 141(R).”

Chênevert added, “Cash flow from operations less capital expenditures reached 105 percent of net income in 2008 with strong fourth quarter execution on collections and seasonal inventory reduction. We anticipate being at our usual standard of cash flow from operations less capital expenditures equal to or exceeding net income again in 2009.”

Share repurchase in the quarter was $690 million and totaled $3.2 billion for the year. Acquisition spending, including debt assumed, was $1.4 billion for the year with $725 million in the fourth quarter.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring; anticipated benefits of UTC’s diversification, cost reduction efforts and business model; and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “should”, “see”, “guidance” and similar terms. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include further deterioration or extended weakness in global economic conditions; further tightening or extended contraction in credit conditions; the impact of volatility and deterioration in financial markets on overall levels of economic activity; declines in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the impact of financial market volatility and deterioration on the financial strength of customers and suppliers and on levels of air travel; the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2008	2007	2008	2007
Revenues	$14,499	$14,714	$58,681	$54,759

Cost and Expenses
Cost of goods and services sold	10,557	10,729	42,561	39,922
Research and development	490	481	1,771	1,678
Selling, general and administrative	1,649	1,711	6,724	6,109

Operating Profit	1,803	1,793	7,625	7,050
Interest expense	171	174	689	666

Income before income taxes and minority interests	1,632	1,619	6,936	6,384

Income taxes	403	481	1,883	1,836
Minority interests	84	78	364	324

Net Income	$1,145	$1,060	$4,689	$4,224

Net Earnings Per Share of Common Stock

Basic	$1.24	$1.11	$5.00	$4.38

Diluted	$1.23	$1.08	$4.90	$4.27

Average Shares
Basic	922	959	938	964
Diluted	933	984	956	989

As described on the following pages, consolidated results for the quarters and years ended December 31, 2008 and 2007 include non-recurring items, restructuring and related charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2008	2007	2008	2007
Revenues

Otis	$3,243	$3,363	$12,949	$11,885
Carrier	3,262	3,721	14,944	14,644
UTC Fire & Security	1,502	1,688	6,462	5,754
Pratt & Whitney	3,316	3,218	12,965	12,129
Hamilton Sundstrand	1,564	1,492	6,207	5,636
Sikorsky	1,600	1,278	5,368	4,789

Segment Revenues	14,487	14,760	58,895	54,837
Eliminations and other	12	(46)	(214)	(78)

Consolidated Revenues	$14,499	$14,714	$58,681	$54,759

Operating Profit

Otis	$578	$648	$2,477	$2,321
Carrier	160	259	1,316	1,381
UTC Fire & Security	147	137	542	443
Pratt & Whitney	520	496	2,122	2,011
Hamilton Sundstrand	304	254	1,099	967
Sikorsky	152	110	478	373

Segment Operating Profit	1,861	1,904	8,034	7,496
Eliminations and other	54	12	(1)	(60)
General corporate expenses	(112)	(123)	(408)	(386)

Consolidated Operating Profit	$1,803	$1,793	$7,625	$7,050

As described on the following pages, consolidated results for the quarters and years ended December 31, 2008 and 2007 include non-recurring items, restructuring and related charges.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and years ended December 31, 2008 and 2007 includes restructuring and related charges as follows:

(Millions)	Quarter Ended December 31, (Unaudited)		Years Ended December 31, (Unaudited)
	2008	2007	2008	2007
Otis	$10	$10	$21	$21
Carrier	49	5	140	33
UTC Fire & Security	30	31	63	39
Pratt & Whitney	33	14	116	53
Hamilton Sundstrand	13	3	16	23
Sikorsky	—	—	—	(3)
Eliminations & Other	1	—	1	—

Total Restructuring and Related Charges	$136	$63	$357	$166

Consolidated results for the quarters and years ended December 31, 2008 and 2007 include the following non-recurring items.

Q4 - 2008

•	Carrier: Approximately $67 million gain from the contribution of a business into a new venture operating in the Middle East and the Commonwealth of Independent States.

•	Hamilton Sundstrand: Approximately $25 million gain on the completion of a divestiture of a business.

•

Eliminations and Other: Approximately $38 million gain from the sale of marketable securities and an approximately $12 million favorable pretax interest adjustments related to settlement of disputed adjustments from the 2000 through 2003 examination with the Appeals Division of the Internal Revenue Service (IRS).

•	Income Taxes: Favorable income tax adjustments of approximately $62 million related to settlement of disputed adjustments from the 2000 through 2003 examination with the Appeals Division of the IRS.

Q3 - 2008

•	Pratt & Whitney: Approximately $37 million non-cash gain on a partial sale of an investment.

Q4 - 2007

•

Carrier: Segment results include a $57 million gain from the sale of Fincoil, an industrial cooling manufacturing business, and a $36 million charge on the settlement of litigation related to a furnace warranty matter.

•	Otis: Segment results include a $26 million gain from the sale of a non-core business.

•	Income Taxes: Charges for income tax adjustments of $49 million associated with, amongst other items, foreign tax matters including a change in non-U.S. tax laws.

Q3 - 2007

•	Eliminations and Other: Approximately $28 million pretax interest adjustments related to the completion of the Internal Revenue Service (IRS) examination of tax years 2000 through 2003.

•	Income Taxes: Favorable income tax adjustment of approximately $50 million, related primarily to the completion of the IRS examination of tax years 2000 through 2003.

Q1 - 2007

•

Otis: Segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.

•	Pratt & Whitney: Approximately $40 million gain at Pratt & Whitney from a contract termination.

•	Eliminations and Other: A $216 million loss recorded in connection with the European Union commission fine.

•	Eliminations and Other: A $151 million gain from the sale of marketable securities.

In the first quarter, the net impact of the above items ($0.05 per share), together with $35 million of pre-tax restructuring and related charges ($0.02 per share), had a $0.07 adverse impact to earnings per share.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	December 31, 2008 (Unaudited)	December 31, 2007 (Unaudited)
Assets
Cash and cash equivalents	$4,327	$2,904
Accounts receivable, net	9,112	8,844
Inventories and contracts in progress, net	8,340	8,101
Other current assets	2,320	2,222

Total Current Assets	24,099	22,071

Fixed assets, net	6,348	6,296
Goodwill, net	15,363	16,120
Intangible assets, net	3,443	3,757
Other assets	7,216	6,331

Total Assets	$56,469	$54,575

Liabilities and Shareowners’ Equity
Short-term debt	$2,139	$1,133
Accounts payable	5,226	5,059
Accrued liabilities	12,069	11,277

Total Current Liabilities	19,434	17,469

Long-term debt	9,337	8,015
Other liabilities	10,772	6,824

Total Liabilities	39,543	32,308

Minority interest in subsidiary companies	1,009	912

Shareowners’ Equity:
Common Stock	10,979	10,358
Treasury Stock	(14,316)	(11,338)
Retained Earnings	25,159	21,751
Accumulated other non-shareowners’ changes in equity	(5,905)	584

Total Shareowners’ Equity	15,917	21,355

Total Liabilities and Shareowners’ Equity	$56,469	$54,575

Debt Ratios:
Debt to total capitalization	42%	30%
Net debt to net capitalization	31%	23%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

(Millions)	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2008	2007	2008	2007
Operating Activities
Net Income	$1,145	$1,060	$4,689	$4,224

Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	350	310	1,321	1,173
Deferred income taxes and minority interest	272	284	409	382
Stock compensation cost	50	57	211	198
Changes in working capital	460	605	(230)	32
Other, net	(257)	(271)	(239)	(679)

Net Cash Provided by Operating Activities	2,020	2,045	6,161	5,330

Investing Activities
Capital expenditures	(406)	(456)	(1,216)	(1,153)
Acquisitions and disposal of businesses, net	(477)	(295)	(915)	(1,739)
Other, net	(263)	(275)	(205)	(290)

Net Cash Used in Investing Activities	(1,146)	(1,026)	(2,336)	(3,182)

Financing Activities
Increase (decrease) in borrowings, net	1,039	(172)	2,291	893
Dividends paid on Common Stock	(341)	(294)	(1,210)	(1,080)
Repurchase of Common Stock	(690)	(501)	(3,160)	(2,001)
Other, net	(10)	14	(159)	233

Net Cash Used in Financing Activities	(2)	(953)	(2,238)	(1,955)

Effect of foreign exchange rates	(160)	28	(164)	165

Net increase in cash and cash equivalents	712	94	1,423	358

Cash and cash equivalents - beginning of period	3,615	2,810	2,904	2,546

Cash and cash equivalents - end of period	$4,327	$2,904	$4,327	$2,904

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended
(Millions)	December 31, 2008 (Unaudited)		December 31, 2007 (Unaudited)
Net income	$1,145		$1,060
Depreciation and amortization	350		310
Changes in working capital	460		605
Other	65		70

Cash flow from operating activities	2,020		2,045
Cash flow from operating activities as a percentage of net income		176%		193%
Capital expenditures	(406)		(456)

Capital expenditures as a percentage of net income		(35)%		(43)%

Free cash flow	$1,614		$1,589

Free cash flow as a percentage of net income		141%		150%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities prepared in accordance with Generally Accepted Accounting Principles to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2008 include an approximately $67 million gain from the contribution of a business into a new venture operating in the Middle East and the Commonwealth of Independent States, an approximately $25 million gain on the completion of a divestiture of a business at Hamilton Sundstrand, an approximately $37 million non-cash gain on a partial sale of an investment at Pratt & Whitney, an approximately $38 million gain from the sale of marketable securities, and an approximately $12 million of favorable pretax interest adjustments related to settlement of disputed adjustments resulting from the 2000 through 2003 examination with the Appeals Division of the IRS. Non-recurring items that are not included in organic growth in 2007 include a $57 million gain at Carrier from the sale of Fincoil, a $36 million charge at Carrier on the settlement of litigation related to a furnace warranty matter, a $28 million pretax interest adjustment related to the completion of the IRS examination of tax years 2000 through 2003, an $84 million gain at Otis from the sale of land (See Note 3 below), a $40 million gain at Pratt & Whitney from a contract termination, and $151 million from the sale of marketable securities.

(3)	Otis segment results for the first quarter of 2007 include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.